Exhibit 99.1

Mar 9, 2016

Nasdaq Agrees to Acquire International Securities Exchange

Strengthens Nasdaq as a Premier Options Exchange Operator

Transaction expected to be accretive within 12 months of closing

NEW YORK, March 09, 2016 (GLOBE NEWSWIRE) — Nasdaq (Nasdaq:NDAQ) today announced it has agreed to acquire International Securities Exchange (ISE), an operator of three electronic options exchanges, from Deutsche Börse Group. The acquisition allows Nasdaq to improve efficiencies for clients, broaden its technology offering, and provides the capability within the equity options industry to innovate and experiment. The transaction is expected to be accretive to Nasdaq earnings within 12 months of closing and deliver attractive returns on capital. Nasdaq does not expect a material impact on financial leverage or capital return strategy.

ISE operates three electronic options exchanges: ISE, ISE Gemini and ISE Mercury. ISE’s exchanges serve as the venues for more than 15% of trading in U.S. options. The deal is expected to close in the second half of 2016.

“The equities options business has been core to our long-term strategy, and we believe an essential component to the strength of the Nasdaq franchise,” said Bob Greifeld, Nasdaq, CEO. “I believe this transaction advances our ambitions with all our stakeholders, including clients and shareholders.”

Mr. Greifeld continued, “Our industry-leading INET technology, and our widespread use of a multicore system, will be leveraged to enhance the trading experience for all clients. This will allow Nasdaq to provide higher throughput and lower latency systems to clients, while increasing operational efficiencies and decreasing operational costs.”

By utilizing its existing options platforms and INET technology, along with ISE’s complementary strengths, Nasdaq will look to build on its robust offerings to provide greater breadth and depth of products and services that will benefit market participants.

Following the close of the transaction, Nasdaq will operate PrecISE Trade®, an award-winning front-end order and execution management system for trading options and stock-option combinations. PrecISE lets traders submit, monitor, alter, and cancel orders; display the NBBO and BBO of options on ISE exchanges; and route orders to all options exchanges via execution brokers.

“PrecISE can be seamlessly installed on a desktop to connect traders to ISE options exchanges, and we will look closely at how it can be used across all our North American trading platforms,” said Tom Wittman, Executive Vice President and Global Head of Equities, Nasdaq. “The hallmark of Nasdaq’s DNA is to provide innovative solutions to reduce inefficiency and improve the way market participants trade and interact. The ISE acquisition squarely fits within these objectives.”

As part of the transaction, Nasdaq will gain an additional 20% stake in The Options Clearing Corporation, for a total of 40% ownership in the world’s largest equity derivatives clearing corporation and one of the largest horizontal clearinghouses. ISE also operates ETF Ventures, which offers a broad range of capabilities in index development, licensing, financing, and marketing of exchange-traded products; and Longitude, a technology that uses parimutuel principles to aggregate liquidity and produce fair and efficient prices for applications in a diverse range of industries.

Within 18 months of the deal closing, Nasdaq expects the combined organization to realize a minimum of $40 million in annualized expense synergies. Bringing these two options businesses together will result in more competitive pricing to the industry, and enhanced efficiencies to clients. “The merger of Nasdaq and ISE’s innovative options franchises will result in a combination of talent and technology from both organizations,” added Wittman.

Nasdaq will acquire ISE for $1.1 billion, and intends to fund the purchase price through a mix of debt and cash on hand. Nasdaq does not expect the acquisition will have a material impact on Nasdaq’s financial leverage or capital return strategy.

The transaction is subject to customary closing conditions, including receipt of required regulatory approvals. The deal is currently expected to close in the second half of 2016. For future updates, please refer to http://business.nasdaq.com/ise.

Nasdaq will hold an investor conference call Thursday, March 10, at 8:15 a.m. Eastern Time.

CEO Bob Greifeld, EVP Tom Wittman and CFO Ron Hassen will be available for questions from the investment community following prepared remarks via the following telephone numbers:

Telephone: (866) 302-4765 (U.S.)

(419) 386-0006 (International)

Conference ID: 67378771

All participants can access the conference via Internet webcast through the Nasdaq Investor Relations website at http://ir.nasdaq.com/events.cfm.

An audio replay of the conference will be available after the call on the Nasdaq Investor Relations website at http://ir.nasdaq.com/events.cfm or by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (International); Passcode: 67378771

About Nasdaq

Nasdaq (Nasdaq:NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,700 listed companies with a market value of approximately $9.6 trillion and nearly 10,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the acquisition, Nasdaq, ISE and their products and offerings. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to factors detailed in Nasdaq’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

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